Exhibit (a)(3)

AMENDED AND RESTATED

SCHEDULE A

DATED AUGUST 21, 2013

TO

THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

EQUINOX FUNDS TRUST

SCHEDULE OF PORTFOLIOS AND CLASSES

Portfolio	Classes	Series Creation Date
Equinox Commodity Strategy Fund	Class A/Class C/Class I	December 20, 2010

Equinox EquityHedge U.S. Strategy Fund[1]	Class A/Class C/Class I	February 17, 2011

Equinox Abraham Strategy Fund	Class A2/Class I	May 11, 2011

Equinox Chesapeake Strategy Fund	Class A2/Class I	May 11, 2011

Equinox Crabel Strategy Fund[3]	Class A2/Class I	May 11, 2011

Equinox Eclipse Strategy Fund	Class A2/Class I	May 11, 2011

Equinox John Locke Strategy Fund	Class A2/Class I	May 11, 2011

Equinox Absolute Return Plus Strategy Fund[4]	Class A2/Class I	May 11, 2011

Equinox QCM Strategy Fund	Class A2/Class I	May 11, 2011

Equinox QIM/WNTN Strategy Fund	Class A/Class C/Class I	May 11, 2011

Equinox Tiverton Strategy Fund	Class A2/Class I	May 11, 2011

Equinox Campbell Strategy Fund	Class A/Class C5/Class I/Class P6	August 17, 2012

Equinox Quest Tracker Index Fund	Class A/Class I/Class P	August 21, 2013

Equinox BH-DG Strategy Fund	Class I	August 21, 2013

[1]

The Equinox EquityHedge U.S. Strategy Fund was formerly known as the Equinox Equity Long-Short Equity Strategy Fund prior February 12, 2013 and was formerly known as the Equinox Equity Long Short Legends Fund prior to August 17, 2012.

[2]	On August 17, 2012, Class A Shares were added.
[3]	Prior to February 12, 2013, the Equinox Crabel Strategy Fund was formerly known as the Equinox Crabel Two Plus Strategy Fund.
[4]	Prior to January 23, 2012, the Equinox Absolute Return Plus Strategy Fund was formerly known as the Equinox Mesirow Strategy Fund.
[5]	On July 31, 2013, Class C Shares were added.
[6]	On November 16, 2012, Class A Shares were added.